Exhibit 99.1

Investor Relations:	Brian P. Callahan, Chief Financial Officer
bcallahan@spheris.com (615) 261-1500

Michele Peden, Director of Communications
mpeden@spheris.com (615) 261-1580
For Immediate Release
July 15, 2008
SPHERIS ANNOUNCES BOARD RESIGNATIONS
FRANKLIN, Tenn. – Spheris today announced the resignation of two members of its board of directors, both affiliated with Warburg Pincus, to ensure compliance with regulatory requirements resulting from Warburg Pincus’ directorships in one of its portfolio companies that may compete to some extent with Spheris. The resignations were not due to any disagreement with Spheris on any matter relating to Spheris’ operations, policies, practices or otherwise. Warburg Pincus has a large portfolio of healthcare and technology companies, including Nuance Communications, Inc. which recently acquired eScription, Inc.
Effective immediately, Joel Ackerman, general partner of Warburg Pincus & Co. and managing director of Warburg Pincus LLC, and Tenno Tsai, principal of Warburg Pincus LLC, are stepping down from the Spheris board of directors. They will remain involved with Spheris on behalf of Warburg Pincus in its capacity as Spheris’ 60% stockholder.
“While we are disappointed that Joel and Tenno will no longer be part of our board of directors, we are confident in the collective strength of our remaining board members,” said Spheris President and Chief Executive Officer Steven E. Simpson. “We are fortunate to have four experienced, independent directors and two equally solid directors from our other equity sponsor, TowerBrook Capital, sharing their expertise and offering sound advice.”
“Even though Warburg Pincus will not be part of the Spheris board of directors, the firm remains committed to its investment in Spheris and to helping the company with future growth opportunities,” said Mr. Ackerman. “We are proud of the four-year relationship we have had with Spheris and look forward to continuing to work with and support the company.”
Spheris’ board of directors will continue to be comprised of Jonathan Bilzin, senior managing director of TowerBrook Capital Partners – New York; Robert Z. Hensley, former audit partner of Ernst & Young LLP; John A. Kane, former chief financial officer of IDX Systems Corporation; Michael J. King, former chairman and CEO of HealthScribe, Inc.; Neal Moszkowski, Co-CEO of TowerBrook Capital Partners – New York; Steven E. Simpson, president and CEO of Spheris; and Wayne T. Smith, chairman of the board, president and CEO of Community Health Systems, Inc.

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Spheris Board of Directors / July 15, 2008 / Page 2
About Spheris
     Spheris is a leading global provider of clinical documentation technology and services to more than 500 health systems, hospitals and group practices throughout the U.S. Spheris offers a highly advanced, Web-based technology platform, available as an independent solution to support in-house departments or blended with Spheris’ outsource services. Spheris employs approximately 5,500 skilled medical language specialists supporting the Company’s clients through a secure network. Using a Follow the SunSM service strategy, customer support is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time and pricing. Spheris’ world-wide corporate headquarters are located in Franklin, Tenn. For more information, please visit www.spheris.com.
Forward-Looking Statements
     This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties as described in the filings made from time to time by the Company with the Securities and Exchange Commission.
     The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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